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                                                             Exhibit 99.3



            [Letterhead of Destination Retail Holdings Corporation]



May 19, 1998



CONFIDENTIAL
------------
Board of Directors
Little Switzerland, Inc.
161-B Crown Bay Cruise Ship Port
St. Thomas, US Virgin Islands 00802
Attention:  John E. Toler, Jr.

Ladies and Gentlemen:

     Reference is made to my May 13, 1998 letter to you in which I requested a ninety day extension of the date by which Destination Retail Holdings Corporation ("Destination Retail") is to deposit the Merger consideration contemplated by the Merger Agreement. As I have previously disclosed to you, Destination Retail is still working to obtain the financing necessary to consummate the Merger. Consequently, I am writing this letter in order to reiterate my request for a ninety day extension, as well as to offer to Little Switzerland, Inc. ("Little Switzerland") several concessions under the Merger Agreement in consideration for such extension.

     In exchange for the grant by Little Switzerland of the requested time extension, Destination Retail will agree to release Little Switzerland from: (i) any restrictions in the Merger Agreement with respect to the conduct by Little Switzerland of its day to day operations which Little Switzerland deems to be burdensome, (ii) the provisions of the Merger Agreement which prohibit Little Switzerland from soliciting other offers relating to its acquisition by a third party and (iii) the provisions of the Merger Agreement which contemplate the payment by Little Switzerland to Destination Retail of the $2,481,100 termination fee.

     I strongly believe that the grant of a time extension during which Destination Retail can consummate the proposed Merger is in the best interests of all parties concerned, particularly Little Switzerland's stockholders. In addition, I believe that any litigation initiated by Little Switzerland because of a failure to close the Merger promptly would involve the expenditure of considerable time and money by both parties, would impair Destination Retail's ability to obtain financing to consummate the Merger, would not bestow any benefit upon Little
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Switzerland's stockholders and is not likely to lead to the recovery of any damages by Little Switzerland. Indeed, I believe any such litigation would be protracted, and like all litigation, a two-way street.

     I trust you will, in good faith, duly consider this request and I look forward to your prompt response.


                              Yours faithfully,

                              /s/ Stephen G.E. Crane

                              Stephen G.E. Crane


cc:  William C. Carey
     Timothy B. Donaldson
     Ilene B. Jacobs
     Kenneth W. Watson
     Charles H. Baker, Esq. - Battle Fowler LLP
     Kevin M. Dennis, Esq. - Goodwin, Procter & Hoar LLP